CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial

Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated July 7, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-14294 and 811-5160) of Dreyfus New York Tax Exempt Money Market Fund.

ERNST & YOUNG LLP
New York, New York
September 22, 2006